EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated August 9, 2017 relating to the balance sheet of Paradyme Equities LLC as of July 31, 2017, and the related statements of operations, changes in partners’ capital, and cash flows for the periods from May 16, 2017 (inception) to July 31, 2017, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

Aurora, CO

November 30, 2017